Exhibit 10.4

GUARANTEE AGREEMENT

(Parent Borrower’s obligations)

between

Bausch & Lomb International Inc.

in its capacity as general partner and for the account and risk of the limited partnership (commanditaire vennootschap)

Bausch & Lomb Dutch Holdings C.V.

as Guarantor

and

Citibank, N.A.

as Administrative Agent

THIS AGREEMENT is made on May 18, 2012 between:

(1)	Bausch & Lomb International Inc., in its capacity as general partner and for the account and risk of Bausch & Lomb Dutch Holdings C.V., a limited partnership (commanditaire vennootschap), formed under the laws of the Netherlands, having its registered seat (zetel) in Amsterdam, the Netherlands (the “Guarantor”); and

(2)	Citibank, N.A., a national banking association organized under the laws of the United States of America with an office located at 1615 Brett Road, Building III, New Castle, Delaware 19720, United States of America (the “Administrative Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

“Credit Agreement” means the $2,835,000,000 / €460,000,000 Credit Agreement dated on or about the date of this Agreement between, inter alios, Bausch & Lomb Incorporated and Bausch & Lomb B.V. as borrowers, WP Prism Inc., the Administrative Agent and the Lenders from time to time party thereto.

“Agreement” means this guarantee agreement.

“Parent Borrower” means Bausch & Lomb Incorporated.

1.2.	Interpretation

1.2.1.	All capitalised terms used and not otherwise defined in this Agreement shall have the meaning assigned to them in the Credit Agreement.

1.2.2.	Save where the contrary is indicated, any reference in this Agreement to the parties or a party to this Agreement shall be construed so as to include its or their respective successors, transferees and assigns from time to time and any successor of such a successor, transferee or assign in accordance with their respective interests.

1.2.3.	References to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”.

1.2.4.	Any reference in this Agreement to a Loan Document shall be deemed to be a reference to such Loan Document as it may from time to time be amended, extended, renewed, restated, supplemented or novated, including any accession, resignation or release in relation to a party to any Loan Document and including any increase, reduction, extension, prolongation, restatement, or cancellation of any Facility made available under any Loan Document.

Guarantee Agreement B&L Dutch Holdings C.V.

2.	GUARANTEE

2.1.	Guarantee

2.1.1.	The Guarantor irrevocably and unconditionally guarantees to the Administrative Agent by way of an independent guarantee (onafhankelijke garantie) and not as surety (borg) or as joint and several debtor (hoofdelijk medeschuldenaar) the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Parent Borrower contained in any of the Loan Documents (including, for the avoidance of doubt, any obligations of the Parent Borrower pursuant to section 10.26 (Parallel Debt) of the Credit Agreement) and agrees to pay immediately on demand any and every sum or sums of money which the Parent Borrower is at any time liable to pay to the Administrative Agent under or pursuant to the Loan Documents (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement to, or any restatement or novation of, the Loan Documents, whether or not anticipated as of the date of this Guarantee) (or any of them) and which has become due and payable but has not been paid at the time such demand is made; for the avoidance of doubt, the security for the guarantee by the Guarantor is limited to a pledge of sixty-five percent of the issued and outstanding voting capital (and one hundred percent of the issued and outstanding non-voting capital, if any) of the Dutch Subsidiary Borrower (the “Guaranteed Obligations”).

2.1.2.	The Guarantor irrevocably and unconditionally agrees as a separate undertaking to indemnify the Administrative Agent from time to time on demand from and against any loss incurred by the Administrative Agent as a result of any of the obligations of the Parent Borrower under or pursuant to any of the Loan Documents being or becoming void, voidable, unenforceable or ineffective as against the Parent Borrower for any reason whatsoever, whether or not known to the Administrative Agent or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the Parent Borrower.

2.1.3.	The obligations of the Guarantor under this Agreement are in addition to and are not in any way prejudiced by any other security rights or personal security now or subsequently held by the Administrative Agent.

2.2.	Waiver of defences

To the maximum extent permitted under applicable law, the obligations of the Guarantor under this Agreement will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release, or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Administrative Agent) including:

(a)	any time, waiver or consent granted to, or composition with the Parent Borrower or other person;

Guarantee Agreement B&L Dutch Holdings C.V.

(2)

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of the Parent Borrower or other person or non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Parent Borrower or any other person;

(d)	any amendment, release (in whole or in part), supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security, including, for the avoidance of doubt, the Guaranteed Obligations;

(e)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security, including, for the avoidance of doubt, the Guaranteed Obligations;

(f)	any insolvency or similar proceedings;

(g)	any right or security (or any refusal or neglect to perfect or enforce, or realise the full value of, any right or security) which the Administrative Agent has or may have against any other person (whether as guarantor, surety, joint and several debtor or otherwise) or over any of the Parent Borrower’s or any other person’s assets or the occurrence in relation to any such person of any of the events or circumstances referred to in paragraphs (a) to (f) above;

(h)	any refusal or neglect to accept any right or security offered or otherwise available to the Administrative Agent by or from any person; or

(i)	any other event or circumstance which, but for this subclause 2.2, would release, reduce, prejudice or otherwise render ineffective (in whole or in part) any of the Guarantor’s obligations under this Agreement.

2.3.	Waiver

(a)	The Guarantor may not require the Administrative Agent to proceed against or enforce any other right or security or claim payment from the defaulting Parent Borrower before claiming from the Guarantor under this Clause.

(b)	The Guarantor will not be entitled to any right or security interest of the Administrative Agent by way of subrogation. To the extent necessary, the Guarantor hereby waives any entitlement to any such right or security interest and undertakes to refrain from exercising to such right or security interest.

(c)	The Guarantor waives any right it may have at any time under sections 6:52, 6:262(1), 6:263(1) and 6:265(1) of the Dutch Civil Code, to the extent applicable.

(d)	To the maximum extent possible under applicable law, the Guarantor waives all rights and defences which it has or may have by or pursuant to operation of law in respect of its obligations pursuant to this Clause 2, including (without limitation) any rights and defences pursuant to sections 6:139, 6:154 and 7:852 up to and including 7:856 of the Dutch Civil Code.

Guarantee Agreement B&L Dutch Holdings C.V.

(3)

2.4.	Recourse and subrogation

(a)	Unless:

(i)	all amounts which may be or become payable by the Parent Borrower under the Loan Documents have been irrevocably paid in full; or

(ii)	the Administrative Agent otherwise directs,

the Guarantor will not, after a claim has been made or by virtue of any payment by it under this Clause 2:

(i)	exercise a right of recourse (regres);

(ii)	present claims for the creditors’ meeting to the bankruptcy trustee or administrator of, or vote as a creditor of the Parent Borrower, if that is bankrupt or in administration in competition with the Administrative Agent; or

(iii)	receive, claim or have the benefit of any payment from or on account of the Parent Borrower, or exercise any right of set-off as against the Parent Borrower.

(b)	The Guarantor must immediately pay or transfer to the Administrative Agent any payment or distribution or benefit of security received by it contrary to this Clause or to any directions given by the Administrative Agent under this Clause.

(c)	As security for each payment obligation of the Guarantor towards the Administrative Agent under this Agreement, the Guarantor hereby grants a right of pledge to the Administrative Agent on all its rights of recourse and subrogation which may be held to exist towards any other Obligor.

3.	REPRESENTATIONS

The representations set out in this Clause are made by the Guarantor to the Administrative Agent on the date of this Agreement.

3.1.	Status

Bausch & Lomb Dutch Holdings C.V. is a limited partnership (commanditaire vennootschap), duly formed and validly existing under the laws of the Netherlands.

Guarantee Agreement B&L Dutch Holdings C.V.

(4)

3.2.	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Agreement and the transactions contemplated by this Agreement.

3.3.	Legal validity

This Agreement is its legally binding, valid and enforceable obligation.

3.4.	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets.

3.5.	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect, including but not limited to:

(a)	all governmental or other regulatory licenses, exemptions, authorisations and consents;

(b)	all filings or registrations with any court or governmental or regulatory body; and

(c)	all other actions required:

(i)	to enable the Guarantor to lawfully enter into and perform this Agreement; and

(ii)	to ensure the legality, validity, binding effect, enforceability and admissibility in evidence in each Relevant Jurisdiction of this Guarantee.

4.	NOTICES

4.1.	In writing

(a)	Unless it is agreed to the contrary, any communication in connection with this Agreement must be in writing and may be given in person, by post, fax or e-mail (or any other manner approved by the Administrative Agent).

(b)	Any notice and other communication under or in connection with this Agreement shall be given in accordance with Section 10.02 of the Credit Agreement.

Guarantee Agreement B&L Dutch Holdings C.V.

(5)

5.	GOVERNING LAW

This Agreement is governed by the laws of the Netherlands.

6.	ENFORCEMENT

6.1.	Jurisdiction

(a)	The courts of Amsterdam have jurisdiction to settle any dispute in connection with this Agreement. Notwithstanding the next Clause, the courts of Amsterdam have exclusive jurisdiction.

(b)	This choice of jurisdiction is for the benefit of the Administrative Agent only. To the extent allowed by law, the Administrative Agent may take:

(i)	proceedings in any other court; and

(ii)	proceedings simultaneously in more than one jurisdiction.

7.	COSTS

Subject to any provision to the contrary herein, all costs incurred in connection with the creation of the security and the performance by the parties of their rights and obligations under this Agreement shall be settled in accordance with the relevant provisions of the Credit Agreement.

8.	LIABILITY AND INDEMNITY

8.1.	Liability

(a)	The Administrative Agent shall not be liable for any damage suffered by the Guarantor in connection with this Agreement, other than damage suffered as a result of the Administrative Agent’s own gross negligence or willful misconduct/

(b)	The Guarantor shall not have, and may not make, any claim or initiate any litigation or other proceedings or procedure against any director (managing or otherwise), officer, employee or agent of the Administrative Agent in connection with this Guarantee.

(c)	Each director (managing or otherwise), officer, employee or agent of the Administrative Agent may exercise and enforce subclause 8.1(a).

8.2.	Indemnity

The Guarantor shall indemnify the Administrative Agent against any cost, expense, loss or liability incurred in accordance with the relevant provisions of the Credit Agreement.

Guarantee Agreement B&L Dutch Holdings C.V.

(6)

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Bausch & Lomb International Inc.

By:
Title:

Guarantee Agreement B&L Dutch Holdings C.V.

(7)

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Citibank, N.A.

By:
Title:

Guarantee Agreement B&L Dutch Holdings C.V.

(8)